Exhibit 99.1

Global Partners Reports Financial Results for the Second Quarter of 2014

WALTHAM, Mass.--(BUSINESS WIRE)--August 7, 2014--Global Partners LP (NYSE: GLP) today reported financial results for the second quarter ended June 30, 2014.

“Consistent with expectations outlined in our Q1 conference call in May, our financial results for the second quarter reflect the impact of backwardation in the gasoline and gasoline blendstocks market, partially offset by higher product margins in crude oil as well as in our Gasoline Distribution and Station Operations segment,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “For the second quarter of 2014, Global reported a net loss of $12.7 million, EBITDA of $19.1 million and negative distributable cash flow of ($4.2 million). That said, we are pleased with our overall operational progress and financial performance through the first half of 2014. Demand across our business is strong, our outlook remains positive and we are on track to achieve our EBITDA guidance for the full year.”

“During the quarter, we continued to leverage our assets and expand our throughput capacity in the energy-rich Bakken region,” Slifka continued. “We signed a pipeline connection agreement with Tesoro Logistics, broadening the draw area for our Basin Transload facility in Beulah. We also entered into a crude oil transportation agreement with Meadowlark Midstream Company that expands our gathering capabilities, providing our customers with even greater access to refineries and other downstream distribution points on both the East and West coasts.”

Second Quarter 2014 Financial Summary

The net loss attributable to Global Partners for the second quarter of 2014 was $12.7 million, or $0.50 per limited partner unit, compared with net income of $4.8 million, or $0.15 per diluted limited partner unit, for the second quarter of 2013. Results for the 2014 second quarter reflect backwardation in the ethanol market and increased SG&A and operating expenses compared with the same period of 2013, primarily to support the growing business as well as growth initiatives including the Partnership’s crude oil activities, retail gasoline stations and expansion opportunities.

Combined product margin for the second quarter of 2014 was $102.9 million, compared with $107.1 million for the second quarter of 2013.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2014 were $19.1 million, compared with $32.6 million for the same period of 2013.

Negative distributable cash flow (DCF) for the second quarter of 2014 was ($4.2 million), compared with positive distributable cash flow of $19.0 million for the second quarter of 2013.

Combined product margin, EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under "Use of Non-GAAP Financial Measures." Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended June 30, 2014 and 2013.

Sales for the second quarter of 2014 were $4.6 billion compared with $4.8 billion for the same period in 2013. Wholesale segment sales were $3.4 billion compared with $3.7 billion for the second quarter of 2013. Sales from the Gasoline Distribution and Station Operations (GDSO) segment were $935.4 million, versus $870.4 million for the same period in 2013. Commercial segment sales were $249.2 million compared with $232.3 million for the second quarter of 2013.

Wholesale segment volume was 1.2 billion gallons in the second quarter of 2014 compared with 1.4 billion gallons for the same period of 2013. Volume in the GDSO segment was 262.2 million gallons for the second quarter of 2014 compared with 264.2 million gallons in the second quarter of 2013. Commercial segment volume was 99.8 million gallons compared with 94.3 million gallons for the second quarter of 2013.

Gross profit was $87.3 million for the second quarter of 2014, compared with $93.8 million for the second quarter of 2013. Wholesale segment product margin decreased to $34.5 million from $42.1 million in the second quarter of 2013. Product margin in the GDSO segment increased to $62.6 million from $58.8 million in the second quarter of 2013. Commercial segment product margin decreased to $5.7 million for the second quarter of 2014 from $6.2 million in the same period of 2013.

Recent Highlights

  Global and Kansas City Southern (KCS) (NYSE: KSU) announced plans to develop a unit train terminal in Port Arthur, Texas. The waterborne terminal, which will be constructed on a 200-acre parcel leased by Global from KCS, will serve initially as a destination for heavy crude from Western Canada utilizing 340,000 barrels of initial storage capacity. Construction of the terminal, which is contingent upon Global’s receipt of all necessary permits, is scheduled to be completed by early 2017.
  The Partnership signed a crude oil transportation agreement with Meadowlark Midstream Company. Meadowlark will build, own and operate a new crude oil transportation system linking Meadowlark’s Divide Gathering System to Global’s Basin Transload’s rail loading terminal in Columbus, ND. The project is expected to be operational by the second quarter of 2015.
  Global was awarded a 500,000-barrel Strategic Gasoline Reserve storage contract by the Department of Energy at its Revere, Mass. terminal.
  The Board of Directors of Global’s general partner, Global GP LLC, declared a quarterly cash distribution of $0.6375 per unit ($2.55 per unit on an annualized basis) on all of its outstanding common units for the period from April 1 through June 30, 2014. This marked the ninth consecutive increase in the quarterly distribution.
  Global completed a private offering of $375 million in the aggregate principal amount of 6.25% senior unsecured notes due 2022. Net proceeds from the offering have been used to repurchase or exchange its outstanding 8.00% senior notes and 7.75% senior notes and to repay a portion of the borrowings outstanding under the Partnership’s revolving credit facility.

Business Outlook

“We are executing on our long-term strategy to generate strong returns for our unitholders through leadership in the gathering, storage, transportation and marketing of energy products across North America,” said Slifka. “Our alliance with KCS in Port Arthur is an important element in a multi-coastal virtual pipeline that augments our national energy-by-rail footprint. With our focus on high-value initiatives such as infrastructure expansion projects, investment in terminal and retail assets and cultivation of new sourcing opportunities, we remain on a growth trajectory.”

Global continues to expect full-year 2014 EBITDA in the range of $175 million to $195 million. This guidance is based on assumptions regarding current market conditions, including demand for petroleum products and renewable fuels, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results.

Financial Results Conference Call

Management will review the Partnership’s second-quarter 2014 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website, www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil, natural gas and propane, as well as convenience store sales, gasoline station rental income and revenue generated from the Partnership’s logistics activities. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil, natural gas and propane and all associated costs including shipping and handling costs to bring such products to the point of sale, as well as product costs related to convenience store items and costs associated with the Partnership’s logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of Global Partners’ consolidated financial statements to assess the Partnership’s business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and may be used by external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil, natural gas and propane, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners’ limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership’s net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

A publicly traded master limited partnership, Global Partners LP is a midstream logistics and marketing company. Global owns, controls or has access to one of the largest terminal networks of refined petroleum products and renewable fuels in the Northeast, and is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. Global is a leader in the purchasing, selling and logistics of transporting domestic and Canadian crude oil and other products by rail across its “virtual pipeline” from the mid-continent region of the U.S. and Canada to the East and West Coasts for distribution to refiners and other customers. With a portfolio of approximately 900 locations primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. In addition, Global is a distributor of natural gas and propane. Global is No. 146 in the Fortune 500 list of America’s largest corporations. For additional information visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates. Estimates for Global Partners LP’s future EBITDA are based on a number of assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve. Therefore, Global Partners LP can give no assurance that its future EBITDA will be as estimated.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Sales	$4,569,620	$4,771,756	$9,686,548	$10,360,946
Cost of sales	4,482,332	4,677,959	9,440,899	10,208,077
Gross profit	87,288	93,797	245,649	152,869

Costs and operating expenses:
Selling, general and administrative expenses	31,673	25,680	68,971	51,343
Operating expenses	51,029	47,367	98,981	90,707
Amortization expense	4,524	4,774	9,052	8,548
Total costs and operating expenses	87,226	77,821	177,004	150,598

Operating income	62	15,976	68,645	2,271

Interest expense	(12,246)	(10,772)	(23,353)	(21,258)

(Loss) income before income tax (expense) benefit	(12,184)	5,204	45,292	(18,987)

Income tax (expense) benefit	(94)	-	(416)	1,875

Net (loss) income	(12,278)	5,204	44,876	(17,112)

Net income attributable to noncontrolling interest	(441)	(379)	(585)	(130)

Net (loss) income attributable to Global Partners LP	(12,719)	4,825	44,291	(17,242)

Less: General partner's interest in net (loss) income, including
incentive distribution rights	1,033	764	2,541	1,264

Limited partners' interest in net (loss) income	$(13,752)	$4,061	$41,750	$(18,506)

Basic net (loss) income per limited partner unit (1)	$(0.50)	$0.15	$1.53	$(0.68)

Diluted net (loss) income per limited partner unit (1)	$(0.50)	$0.15	$1.53	$(0.68)

Basic weighted average limited partner units outstanding	27,244	27,394	27,252	27,358

Diluted weighted average limited partner units outstanding (2)	27,244	27,491	27,313	27,358

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

(2) Basic units were used to calculate diluted net income per limited partner unit for the three months ended June 30, 2014 and for the six months ended June 30, 2013, as using the effects of phantom units would have an anti-dilutive effect on income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$16,744	$9,217
Accounts receivable, net	545,696	686,392
Accounts receivable - affiliates	1,939	1,404
Inventories	490,521	572,806
Brokerage margin deposits	20,175	21,792
Fair value of forward fixed price contracts	29,549	46,007
Prepaid expenses and other current assets	48,541	36,693
Total current assets	1,153,165	1,374,311

Property and equipment, net	811,308	803,636
Intangible assets, net	58,717	67,769
Goodwill	154,078	154,078
Other assets	30,614	28,128

Total assets	$2,207,882	$2,427,922

Liabilities and partners' equity
Current liabilities:
Accounts payable	$513,836	$781,119
Working capital revolving credit facility - current portion	175,000	-
Line of credit	3,700	3,700
Environmental liabilities - current portion	3,340	3,377
Trustee taxes payable	95,158	80,216
Accrued expenses and other current liabilities	54,950	65,963
Obligations on forward fixed price contracts	36,833	38,197
Total current liabilities	882,817	972,572

Working capital revolving credit facility - less current portion	132,000	327,000
Revolving credit facility	272,600	434,700
Senior notes	367,787	148,268
Environmental liabilities - less current portion	36,899	37,762
Other long-term liabilities	43,228	44,440
Total liabilities	1,735,331	1,964,742

Partners' equity
Global Partners LP equity	424,023	415,237
Noncontrolling interest	48,528	47,943
Total partners' equity	472,551	463,180

Total liabilities and partners' equity	$2,207,882	$2,427,922

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$(4,074)	$12,358	$45,589	$(17,068)
Crude oil	30,096	19,714	53,586	45,882
Other oils and related products	8,527	10,013	43,143	27,671
Total	34,549	42,085	142,318	56,485
Gasoline Distribution and Station Operations segment:
Gasoline distribution	39,043	38,897	72,323	67,090
Station operations	23,570	19,939	42,704	37,775
Total	62,613	58,836	115,027	104,865
Commercial segment	5,732	6,170	18,061	16,595
Combined product margin	102,894	107,091	275,406	177,945
Depreciation allocated to cost of sales	(15,606)	(13,294)	(29,757)	(25,076)
Gross profit	$87,288	$93,797	$245,649	$152,869

Reconciliation of net (loss) income to EBITDA
Net (loss) income	$(12,278)	$5,204	$44,876	$(17,112)
Net income attributable to noncontrolling interest	(441)	(379)	(585)	(130)
Net (loss) income attributable to Global Partners LP	(12,719)	4,825	44,291	(17,242)
Depreciation and amortization, excluding the impact of noncontrolling interest	19,530	16,966	37,602	31,938
Interest expense, excluding the impact of noncontrolling interest	12,231	10,772	23,321	21,258
Income tax expense (benefit)	94	-	416	(1,875)
EBITDA	$19,136	$32,563	$105,630	$34,079

Reconciliation of net cash (used in) provided by operating activities to EBITDA
Net cash (used in) provided by operating activities	$(3,512)	$44,934	$49,634	$327,712
Net changes in operating assets and liabilities and certain non-cash items	12,703	(21,086)	36,417	(310,091)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	(2,380)	(2,057)	(4,158)	(2,925)
Interest expense, excluding the impact of noncontrolling interest	12,231	10,772	23,321	21,258
Income tax expense (benefit)	94	-	416	(1,875)
EBITDA	$19,136	$32,563	$105,630	$34,079

Reconciliation of net (loss) income to distributable cash flow
Net (loss) income	$(12,278)	$5,204	$44,876	$(17,112)
Net income attributable to noncontrolling interest	(441)	(379)	(585)	(130)
Net (loss) income attributable to Global Partners LP	(12,719)	4,825	44,291	(17,242)
Depreciation and amortization, excluding the impact of noncontrolling interest	19,530	16,966	37,602	31,938
Amortization of deferred financing fees	1,284	1,747	2,567	3,318
Amortization of senior notes discount	105	105	210	158
Amortization of routine bank refinancing fees	(1,002)	(985)	(2,003)	(1,970)
Maintenance capital expenditures	(11,362)	(3,672)	(17,311)	(7,895)
Distributable cash flow	$(4,164)	$18,986	$65,356	$8,307

Reconciliation of net cash (used in) provided by operating activities to distributable cash flow
Net cash (used in) provided by operating activities	$(3,512)	$44,934	$49,634	$327,712
Net changes in operating assets and liabilities and certain non-cash items	12,703	(21,086)	36,417	(310,091)
Amortization of deferred financing fees	1,284	1,747	2,567	3,318
Amortization of senior notes discount	105	105	210	158
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	(2,380)	(2,057)	(4,158)	(2,925)
Amortization of routine bank refinancing fees	(1,002)	(985)	(2,003)	(1,970)
Maintenance capital expenditures	(11,362)	(3,672)	(17,311)	(7,895)
Distributable cash flow	$(4,164)	$18,986	$65,356	$8,307

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary